EXHIBIT 21

Subsidiaries of Registrant

Set forth below is a list of subsidiaries of American Real Estate Partners, L.P. All other subsidiaries, if considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.

Entity	Jurisdiction of Formation

American Real Estate Holdings Limited Partnership	Delaware
American Entertainment Properties Corp.	Delaware
American Casino & Entertainment LLC	Nevada
American Casino & Entertainment Properties LLC	Delaware
AREP Asset Management LLC	Delaware
AREP Car Acquisition Corp.	Delaware
AREP Car Holdings Corp.	Delaware
AREP Home Fashion Holdings LLC	Delaware
AREP New Jersey Land Holdings LLC	Delaware
AREP Oil & Gas Corp.	Delaware
AREP Oil & Gas Holdings LLC	Delaware
AREP Real Estate Holdings LLC	Delaware
AREP Sands Holding, LLC	Delaware
Aretex LLC	Delaware
Arizona Charlie’s, LLC	Nevada
Atlantic Coast Entertainment Holdings, Inc.	Delaware
Bayswater Development LLC	Delaware
Charlie’s Holding LLC	Delaware
Fresca, LLC	Nevada
National Energy Group, Inc.	Delaware
New Seabury Properties, L.L.C.	Delaware
Stratosphere Advertising Agency	Nevada
Stratosphere Corporation	Delaware
Stratosphere Development, LLC	Delaware
Stratosphere Gaming Corp.	Nevada
Stratosphere Land Corporation	Nevada
Stratosphere Leasing, LLC	Delaware
Textile Holding, LLC	Delaware
Vero Beach Acquisition LLC	Delaware
WestPoint Home Bahrain WLL	Bahrain
WestPoint International Inc.	Delaware
WestPoint Home Inc.	Delaware